Exhibit 4.4

NOTE MODIFICATION AGREEMENT

This Note Modification Agreement is made effective June 30, 2015, by and between Meriwether Mezzanine Partners, L.P., a Delaware limited partnership (“Lender”) and Summit Semiconductor LLC, a Delaware limited liability company (“Borrower”), and modifies and amends certain terms of Borrower’s indebtedness evidenced by a promissory note in favor of Lender dated January 5, 2015 in the original principal amount of $500,000.00 (the “Note”), which is secured in part by a Loan and Security Agreement dated as of dated January 5, 2015 and a UCC-1 Financing Statement filed with the Delaware Secretary of State on January 8, 2015 as Filing No. 2015-0085851 (the “Security Documents”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Note is hereby modified and amended as follows:

A.          The Note is amended as follows:

“Maturity Date” means July 25, 2015.

Except as herein specifically modified, all of the terms and conditions of the Note, the Security Documents and all documents and agreements related thereof shall remain in full force and effect.

BORROWER:

SUMMIT SEMICONDUCTOR LLC, a Delaware limited liability company

By:
Brett Moyer, Chief Executive Officer

LENDER:

MERIWETHER MEZZANINE PARTNERS, L.P., a Delaware limited partnership

By: MMP GENERAL PARTNER, LLC, a Delaware limited liability company, its general partner

By:
David Howitt, sole member

1